SEC File No. 333-______

    As Filed With The Securities And Exchange Commission on July 30, 1997

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM S-2

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933


                         HANGER ORTHOPEDIC GROUP, INC.
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            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                   DELAWARE
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        (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)


                                  84-0904275
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                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)


                           7700 OLD GEORGETOWN ROAD
                              BETHESDA, MD 20814
                                (301) 986-0701
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      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
              CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 IVAN R. SABEL
                     CHAIRMAN OF THE BOARD, PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                         HANGER ORTHOPEDIC GROUP, INC.
                           7700 OLD GEORGETOWN ROAD
                              BETHESDA, MD 20814
                                (301) 986-0701
      -------------------------------------------------------------------
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                   PLEASE SEND COPIES OF COMMUNICATIONS TO:

  ARTHUR H. BILL, ESQ.                               MICHAEL J. SILVER, ESQ.
  FREEDMAN, LEVY, KROLL & SIMONDS                    HOGAN & HARTSON, L.L.P.
  1050 CONNECTICUT AVE., N.W.                        111 SOUTH CALVERT STREET
  WASHINGTON, D.C.  20036                            BALTIMORE, MD  21202

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-30193
                                                             ---------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ] _________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        -----------------------------


                        CALCULATION OF REGISTRATION FEE

                                               Proposed        Proposed
       Title of                                Maximum         Maximum
        Shares                                 Offering        Aggregate       Amount of
         to be         Amount to be             Price          Offering       Registration
       Registered       Registered           Per Share (1)     Price (1)          Fee
 --------------------------------------------------------------------------------------------
   Common Stock,
    par value
  $.01 per share       575,000 shares(2)     $10.875          $6,253,125.00    $1,894.89
 ============================================================================================


(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of determining the registration fee and based on the average of the high and low prices of the Common Stock on the American Stock Exchange on July 23, 1997.

(2) Includes 75,000 shares issuable upon exercise of the Underwriters' over-allotment option.

                        -----------------------------


                       STATEMENT PURSUANT TO RULE 462(B)

     The contents of the Registrant Statement on Form S-2 (File No. 333-30193) are incorporated by reference into, and shall be part of, this Registration Statement.


                        -----------------------------


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The information in the Registration Statement on Form S-2 filed by Hanger Orthopedic Group, Inc. with the Securities and Exchange Commission (Registration No. 333-30193) pursuant to the Securities Act of 1933 is incorporated by reference into this Registration Statement.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS.

          All exhibits filed with or incorporated by reference in Form S-2 Registration Statement No. 333-30193 are incorporated by reference into, and shall be deemed part of, this Registration Statement, except the following which are filed herewith or incorporated by reference herein:

      5.1 - Opinion of Freedman, Levy, Kroll & Simonds (filed herewith)
     23.1 - Consent of Coopers & Lybrand L.L.P. (filed herewith)
     23.2 - Consent of Windham Brannon, P.C. (filed herewith)

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 30th day of July, 1997.

                          HANGER ORTHOPEDIC GROUP, INC.
                          (Registrant)


                          By: /s/IVAN R. SABEL
                              -----------------
                              Ivan R. Sabel
                              Chairman of the Board, President
                              and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated:

    Signature                          Title                         Date
    ---------                          -----                         ----
 /s/IVAN R. SABEL                 Chairman of the Board,          July 30, 1997
 -------------------------         Chief Executive Officer
 Ivan R. Sabel                     and Director (Principal
                                   Executive Officer)


 /s/RICHARD A. STEIN              Vice President-Finance,         July 30, 1997
 -------------------------         Treasurer and Secretary
 Richard A. Stein                  (Principal Financial
                                   and Accounting Officer)


 /s/MITCHELL J. BLUTT             Director                        July 30, 1997
 -------------------------
 Mitchell J. Blutt, M.D.


 /s/EDMOND E. CHARRETTE           Director                        July 30, 1997
 -------------------------
 Edmond E. Charrette, M.D.


 /s/THOMAS P. COOPER              Director                        July 30, 1997
 -------------------------
 Thomas P. Cooper, M.D.


                                     II-2


 /s/ROBERT J. GLASER              Director                        July 30, 1997
 -------------------------
 Robert J. Glaser, M.D.


 ---------------------------      Director                        ______________
 James G. Hellmuth


 /s/WILLIAM L. MCCULLOCH          Director                        July 30, 1997
 ---------------------------
 William L. McCulloch


 /s/DANIEL A. MCKEEVER            Director                        July 30, 1997
 ---------------------------
 Daniel A. McKeever


 /s/H.E. THRANHARDT               Director                        July 30, 1997\
 ---------------------------
 H.E. Thranhardt


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